Exhibit 10.2

[EXECUTION COPY]

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) entered into by and between Craig Bernfield (“Employee”) and Aviv REIT, Inc. (“Aviv REIT”), a Maryland corporation, is effective as of October 31, 2014.

Recitals

A. Omega Healthcare Investors, Inc., a Maryland corporation, (“Omega”), and Aviv REIT, have entered into a merger agreement whereby Aviv REIT will merge with a wholly-owned subsidiary of Omega (the “Merger”).

B. Employee presently is employed by Aviv REIT’s subsidiary, Aviv Asset Management, L.L.C. (the “Company”) .

C. Certain operations of Aviv REIT, Omega and their respective affiliates will be consolidated and, consequently, Employee’s position will be eliminated on the Scheduled Separation Date (as defined below). Aviv REIT desires to assist Employee in his or her transition to new employment.

Agreement

1. Closing Contingency. This Agreement shall not become effective until the closing of the Merger (“Closing”), and Employee shall not be entitled to any of the benefits in this Agreement until the Scheduled Separation Date as defined below. At any time prior to the Closing, Aviv REIT reserves the right, at its sole discretion, to amend or terminate this Agreement.

2. Retention Bonus, Severance Payment and Treatment of Equity. Subject to the terms and conditions of this Agreement (including Employee’s timely execution and non-revocation of a Release as required in this Agreement) and provided Employee remains employed with Omega or an Omega subsidiary in good standing as determined in the sole discretion of Omega through the Scheduled Separation Date, and Omega or an Omega subsidiary has not terminated Employee’s employment for Cause (as defined herein), Employee shall be eligible to receive the benefits set forth in this Section 2. For purposes of this Agreement, the “Scheduled Separation Date” shall mean the last day of the fifth month following the calendar month in which the Closing occurs or such earlier date after the Closing as determined by Omega in its sole discretion and communicated to Employee in writing, as of which date in either case Omega or an Omega subsidiary terminates Employee’s employment.

a.	Separation Benefits. In lieu of any further salary payments to Employee for periods subsequent to the Scheduled Separation Date and in lieu of any severance benefit otherwise payable to Employee, Employee shall receive a severance payment (the “Separation Benefits”) equal to $1,330,677. The Separation Benefits shall be paid in a lump-sum payment within sixty (60) days following the Scheduled Separation Date.

b.	Accelerated Vesting of Equity Awards. All Aviv REIT stock options and time-based restricted stock unit awards held by Employee, in either case that were granted before the Closing and remain in place after the Closing, shall immediately vest in full. In the case of such Aviv REIT stock options, such stock options shall remain exercisable in accordance with the terms of the underlying stock option agreement as modified by Aviv REIT. In the case of such time-based restricted stock unit awards, such awards shall be paid in cash, within sixty (60) days following the Scheduled Separation Date, based on the number of shares of Omega common stock to which such award shall be subject and the fair market value of a share of common stock of Omega as of the Scheduled Separation Date (as determined by Omega in accordance with the underlying equity plan and award agreement as modified by Aviv REIT).

c.	Accrued Rights. Employee shall receive any accrued but unpaid salary and vested and unpaid benefits under any benefits plans, policies, programs or arrangements, including accrued but unused vacation, in which Employee participated as of the Scheduled Separation Date in accordance with the applicable terms and conditions of such plans, policies, programs or arrangements.

3. General Release. Employee’s right to the Separation Benefits shall be contingent upon (i) Employee having executed and delivered to Omega a general release substantially in the form attached hereto as Exhibit A (“Release”) not later than the date set forth in the Release (provided that such date shall be no later than 45 days following Employee’s termination of employment), (ii) Employee not revoking such release in accordance with the terms of the release and (iii) Employee not violating any of the on-going obligations under this Agreement.

4. Consideration. Employee acknowledges that neither Aviv REIT nor Omega nor any of their respective affiliates are obligated to provide Employee with the Separation Benefits absent Employee’s entering into this Agreement. In partial consideration of the Separation Benefits, Employee agrees to the following:

The Company’s and Omega’s or an Omega subsidiary’s employment of Employee has resulted and will result in the Employee’s exposure and access to confidential and proprietary information, including without limitation Aviv REIT’s and Omega’s and their affiliates’ processes, administration and accounting systems, computer software, customer lists, vendor lists, lists, files and other information regarding existing, past, proposed or prospective tenants or other business partners, due diligence and other acquisition and investment information, financial information, projections and analysis models, technology, business strategies, business track record and personal information about Aviv REIT’s and Omega’s and their affiliates’ owners, directors, officers and employees which the Employee did not have access to prior to his or her employment with Aviv REIT or Omega or an Omega subsidiary and which information is of great value to Aviv REIT and Omega, their affiliates, owners, directors, officers and employees. Employee shall not make available, divulge, disclose or communicate in any manner whatsoever to anyone including, but not limited to, any person, firm, corporation,

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investor, member of the media or entity any such confidential or proprietary information, or use any such confidential or proprietary information, unless authorized to do so in writing by the Chief Executive Officer of Omega, required by law or court order, or such information has become publicly available other than by reason of a breach by Employee of this Section 4 or of another individual’s or entity’s violation of an obligation not to disclose such information, which obligation is known to Employee. Should Employee be required by law or court order to disclose such confidential or proprietary information, Employee shall give the Chief Executive Officer of Omega reasonable notice so as to allow Aviv REIT and Omega sufficient opportunity to challenge such application of the law or court order, or to otherwise attempt to limit the scope of such disclosure. This Agreement applies to all confidential and proprietary information of Aviv REIT and Omega, regardless of when such information is or was disclosed to Employee.

5. Withholding. Any payments made under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

6. At-Will Status. Nothing in this Agreement shall alter or affect the at-will nature of Employee’s employment with the Company or Omega or an Omega subsidiary. Either Employee or the Company or Omega or an Omega subsidiary may terminate the employment relationship at any time without prior notice, warning or cause.

7. Successors.

a.	This Agreement is personal to Employee, and, without the prior written consent of Aviv REIT or Omega, shall not be assignable by Employee other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

b.	This Agreement shall inure to the benefit of and be binding upon Aviv REIT and its successors and assigns.

c.	Aviv REIT will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Aviv REIT to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Aviv REIT would be required to perform it if no such succession had taken place. “Aviv REIT” means Aviv REIT as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise. In the event that Omega assumes this Agreement, “Aviv REIT” and the “Company” shall refer to Omega unless the context requires otherwise. Employee shall not be deemed to have incurred a termination of employment hereunder if Employee becomes an employee of Omega or an Omega subsidiary immediately after the Merger until such date as Employee terminates employment from Omega and all Omega subsidiaries.

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8. Cause Definition. “Cause” means the occurrence of any of the following events: (i) refusal or failure by Employee to follow a lawful direction of the Chief Executive Officer of Omega or other employee of Omega or an Omega subsidiary who is Employee’s supervisor or failure to perform any material duties of employment, in each case as reasonably determined by Omega and after written notice of such failure is provided to Employee (excluding any failure, other than repeated failures, which is remedied by Employee within ten days after written notice of such failure); (ii) willful misconduct or willful disregard by Employee of his duties or with respect to the interest or material property of Omega or an Omega subsidiary; (iii) disclosure by Employee to an unauthorized person of confidential or proprietary information of Aviv REIT or Omega or any of their affiliates; (iv) any act by Employee of fraud against, misappropriation from, or significant dishonesty to either Aviv REIT or Omega or an affiliate of either; (v) commission by Employee of a felony or a misdemeanor involving moral turpitude, in either case as reasonably determined by Omega; or (vi) a material breach of this Agreement by Employee, provided that the nature of such breach shall be set forth with reasonable particularity in a written notice to the Employee and Employee shall not have cured such breach within ten days after written notice of such breach, provided that such breach is, in the reasonable opinion of Omega, susceptible to a cure.

9. Governing Law. This Agreement shall be subject to and governed by the laws of the State of Illinois without regard to any choice of law or conflicts of law rules or provisions (whether of the State of Illinois or any other jurisdiction), irrespective of the fact that Employee may be a resident of a different state. The parties agree that any appropriate state or federal court located in Chicago, Illinois shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

10. Section 409A. The payments to Employee pursuant to this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulations §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulations §1.409A-1(b)(4), and for purposes of the separation pay exemption, each installment paid to Employee under this Agreement shall be considered a separate payment. References to termination of employment and similar terms hereunder shall mean a termination of employment that qualifies as a “separation from service” within the meaning of Code Section 409A and the regulations thereunder.

11. Modifications. Except as set forth in Section 1 of this Agreement, no change, modification or amendment of any provision of this Agreement shall be valid unless made in writing and signed by all of the parties hereto.

12. Severability. If any portion of this Agreement shall be for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect.

13. Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same agreement.

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AVIV REIT:

EMPLOYEE:

By:	/s/ Steven J. Insoft	/s/ Craig Bernfield
Its:	President and Chief Operating Officer

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Exhibit A

RELEASE AGREEMENT

This Agreement (this “Agreement”) is made this     day of             , 201  , by OMEGA HEALTHCARE INVESTORS, INC. (the “Employer”) and                             (the “Employee”).

Introduction

Employee and the Employer are parties to a Transition Agreement dated             , 2014 (the “Severance Agreement”).

The Severance Agreement requires that as a condition to the Employer’s obligation to pay payments and benefits under Section 2 of the Severance Agreement (the “Separation Benefits”), Employee must provide a release and agree to certain other conditions as provided herein.

NOW, THEREFORE, the parties agree as follows:

1.	[For Employee under age 40: The effective date of this Agreement shall be the date on which Employee signs this Agreement (“the Effective Date”), at which time this Agreement shall be fully effective and enforceable.]

[For Employee age 40 and over: Employee has been offered [twenty-one (21) days] [forty-five (45) days [if group termination]] from receipt of this Agreement within which to consider this Agreement before signing it. The effective date of this Agreement shall be the date eight (8) days after the date on which Employee signs this Agreement (“the Effective Date”). For a period of seven (7) days following Employee’s execution of this Agreement, Employee may revoke this Agreement in writing to [FILL IN NAME/CONTACT INFO], and this Agreement shall not become effective or enforceable until such seven (7) day period has expired without revocation of the Agreement by Employee. Employee understands that he or she may sign the Agreement at any time before the expiration of the [twenty-one (21) day] [forty-five (45) day] review period. To the degree Employee chooses not to wait [twenty-one (21) days] [forty-five (45) days] to execute this Agreement, it is because Employee freely and unilaterally chooses to execute this Agreement before that time. Employee’s signing of the Agreement triggers the commencement of the seven (7) day revocation period.]

2.	In exchange for Employee’s execution of this Agreement and in full and complete settlement of any claims as specifically provided in this Agreement, the Employer will provide Employee with the Separation Benefits.

3.	[For Employee age 40 or over or group termination of Employees age 40 and over: Employee acknowledges and agrees that this Agreement is in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth in this Agreement shall be applicable, without limitation, to any claims brought under these Acts.]

The release given by Employee in this Agreement is solely in exchange for the consideration set forth in Section 2 of this Agreement and such consideration is in addition to anything of value that Employee was entitled to receive prior to entering into this Agreement.

Employee has been advised to consult an attorney prior to entering into this Agreement [For Employee age 40 or over or group termination of Employees age 40 and over: and this provision of the Agreement satisfies the requirement of the Older Workers Benefit Protection Act that Employee be so advised in writing].

[For under age 40: Employee has been offered an ample opportunity from receipt of this Agreement within which to consider this Agreement.]

By entering into this Agreement, Employee does not waive any rights or claims that may arise after the date this Agreement is executed.

Employee acknowledges that Employee has fully read this Agreement, understands the contents of this Agreement, and agrees to its terms and conditions, including the releases and waivers of claims, knowingly and voluntarily.

4.	[For group termination of Employees age 40 and over: The Employer has [The Employer to describe class, unit, or group of individuals covered by termination program, any eligibility factors, and time limits applicable] and such employees comprise the “Decisional Unit.” Attached as “Attachment 1” to this Agreement is a list of ages and job titles of persons in the Decisional Unit who were and who were not selected for termination and the offer of consideration for signing the Agreement.]

5.	This Agreement shall in no way be construed as an admission by the Employer that it has acted wrongfully with respect to Employee or any other person or that Employee has any rights whatsoever against the Employer. The Employer specifically denies any such wrongdoing, and disclaims any liability to or wrongful acts against Employee or any other person on the part of itself, its employees or its agents.

6.

As a material inducement to the Employer to enter into this Agreement and provide the Separation Benefits, Employee hereby irrevocably releases the Employer and each of the owners, stockholders, predecessors, successors, agents, directors, officers, employees, representatives, attorneys, affiliates (and agents, directors, officers, employees, representatives and attorneys of each such affiliate) of the Employer and all persons acting by, through, under or in concert with them (collectively, the “Releasees”), from any and all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or the common law, or any legal restrictions on the Employer’s right to terminate employees, or any federal, state or other governmental statute, regulation, constitutional provision, ordinance, or other source of law, including, without limitation: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (race, color, religion, sex, and national origin discrimination); (2) the Employee Retirement Income Security Act (“ERISA”); (3) 42 U.S.C. § 1981 (discrimination); (4) the Americans with Disabilities Act (disability discrimination); (5) the Equal Pay Act; [For Employee age 40 or over or group termination of Employees age 40 and over: (6) the Age Discrimination in Employment Act; (7) the Older Workers Benefit Protection Act;] (6) Executive Order 11246 (race, color, religion, sex, and national origin discrimination); (7) Executive Order 11141 (age discrimination); (8) Section 503 of the Rehabilitation Act of 1973 (disability discrimination); (9) negligence; (10) negligent hiring and/or negligent retention; (11) intentional or negligent infliction of emotional distress or outrage; (12) defamation; (13) interference with employment; (14) wrongful discharge; (15) invasion of privacy; or (16) violation of any other legal or contractual duty arising under the laws of the State of Illinois, applicable local laws, or the laws of the United States, which Employee now has, or claims to have, or which Employee at any time heretofore had, or claimed to have, or which Employee at any time hereinafter may have, or claim to have, against each or any of the Releasees, in each case as to acts or omissions by each or any of the Releasees occurring before Employee signs this Agreement (such claims collectively referred to herein as the “Claim” or “Claims”).

7.	The release in the preceding paragraph of this Agreement does not apply to (a) all benefits and awards (including without limitation cash and stock components) which pursuant to the terms of any compensation or benefit plans, programs, or agreements of the Employer are earned or become payable, but which have not yet been paid, and (b) pay for accrued but unused vacation that the Employer is legally obligated to pay Employee, if any, and only if the Employer is so obligated, (c) unreimbursed business expenses for which Employee is entitled to reimbursement under the Employer’s policies, (d) any rights to indemnification that Employee has, if any, under any directors and officers or other insurance policy the Employer maintains or under the bylaws and articles of incorporation of the Employer, and under any indemnification agreement, if any, (e) any rights the Employee may have (if any) to workers compensation benefits; and (f) any other rights or claims that cannot be waived under applicable law.

8.

Employee promises that he will not make statements disparaging to any of the Releasees, provided that nothing herein shall prohibit Employee from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law. Employee agrees not to make any statements about any of the Releasees to the press (including without limitation any newspaper, magazine, radio station or television station) without the prior written consent of the Employer. The obligations set forth in the two immediately preceding sentences will expire two years after the Effective Date. Employee will also cooperate with the Employer and its affiliates in providing truthful testimony, if the Employer requests Employee’s testimony, except as otherwise provided by applicable law. To the extent practicable and within the control of the Employer, the Employer will use reasonable efforts to schedule the timing of Employee’s participation in any such witness activities in a reasonable manner to take into account Employee’s then current employment, and will pay the reasonable documented out-of-pocket expenses that the Employer pre-approves and that Employee incurs for travel required by the Employer with respect to those activities.

9.	Except as set forth in this Section, Employee agrees not to disclose the existence or terms of this Agreement to anyone. However, Employee may disclose it to a member of his or her immediate family or legal or financial advisors if necessary and on the condition that the family member or advisor similarly does not disclose these terms to anyone. Employee understands that he or she will be responsible for any disclosure by a family member or advisor as if he or she had disclosed it himself. This restriction does not prohibit Employee’s disclosure of this Agreement or its terms to the extent necessary during a legal action to enforce this Agreement or to the extent Employee is legally compelled to make a disclosure. However, Employee will notify the Employer promptly upon becoming aware of that legal necessity and provide it with reasonable details of that legal necessity, except as otherwise prohibited by applicable law.

10.	Employee has not filed or caused to be filed any lawsuit, complaint or charge with respect to any Claim he or she releases in this Agreement. Employee promises never to file or pursue a lawsuit, complaint or charge based on any Claim released by this Agreement, except that Employee may participate in an investigation or proceeding conducted by an agency of the United States Government or of any state (including without limitation the Equal Employment Opportunity Commission). Notwithstanding the foregoing, this Agreement does not prohibit Employee from filing a charge with the Equal Employment Opportunity Commission, but Employee expressly waives his right to damages, the recovery of any monetary amounts, or any other personal recovery as a result of such charge. Employee also has not assigned or transferred any claim he or she is releasing, nor has he or she purported to do so.

11.	The Employer and Employee agree that the terms of this Agreement shall be final and binding and that this Agreement shall be interpreted, enforced and governed under the laws of the State of Illinois. The provisions of this Agreement can be severed, and if any part of this Agreement is found to be unenforceable, the remainder of this Agreement will continue to be valid and effective.

12.	This Agreement sets forth the entire agreement between the Employer and Employee and fully supersedes any and all prior agreements or understandings, written and/or oral, between the Employer and Employee pertaining to the subject matter of this Agreement.

13.	Employee is solely responsible for the payment of any fees incurred as the result of an attorney reviewing this agreement on behalf of Employee.

Employee’s signature below indicates Employee’s understanding and agreement with all of the terms in this Agreement.

Employee should take this Agreement home and carefully consider all of its provisions before signing it. [For Employee age 40 or over or group termination of Employees age 40 and over: Employee may take up to [twenty-one (21) days] [forty-five (45) days [if group termination]] to decide whether Employee wants to accept and sign this Agreement before signing it. Also, if Employee signs this Agreement, Employee will then have an additional seven (7) days in which to revoke Employee’s acceptance of this Agreement after Employee has signed it in accordance with the provisions set forth above. This Agreement will not be effective or enforceable, nor will any consideration be paid, until after the seven (7) day revocation period has expired without revocation by Employee.] Again, Employee is encouraged to discuss the contents and advisability of signing this Agreement with an attorney of Employee’s choosing.

EMPLOYEE SHOULD READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS THROUGH THE EFFECTIVE DATE. EMPLOYEE IS STRONGLY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS DOCUMENT.

IN WITNESS WHEREOF, Employee and the Employer have executed this Agreement effective as of the date first written above.

EMPLOYEE

Print name

Signature

Date Signed

OMEGA HEALTHCARE INVESTORS, INC.

By:

Title:

ATTACHMENT I

[Insert descriptive name of decisional unit from the Agreement]

Employees Comprising the “Decisional Unit”

Job Title:	Age:	Participating:	Not Participating: